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                                                                    Exhibit 99.2

                                                                    News Release


                 [LETTERHEAD OF AMERISOURCEBERGEN CORPORATION]

Contact:  Michael N. Kilpatric
          610-727-7118
          mkilpatric@amerisource.com

                                  CONFIDENTIAL   Draft #3 11-04-02

                      AMERISOURCEBERGEN SIGNS AGREEMENT TO
                         PURCHASE BRIDGE MEDICAL, INC.

        Largest Pharmaceutical Distributor Adds Industry-Leading Bedside
                              Scanning Capability

VALLEY FORGE, Pa. November 5, 2002--AmerisourceBergen Corporation (NYSE:ABC) the largest pharmaceutical services company in the U.S. dedicated solely to the pharmaceutical supply channel, today announced that it has signed a definitive agreement to purchase Bridge Medical, Inc., the leading provider of barcode-enabled point-of-care (BPOC) software designed to reduce medication errors and decrease costs in healthcare facilities, for approximately $27 million in common stock. The agreement also includes incentive payments of up to $55 million based on Bridge Medical achieving significant earnings targets in calendar years 2003 and 2004. AmerisourceBergen expects the purchase to be neutral to earnings in fiscal 2003 and accretive in fiscal 2004 after the effect of any incentive payments. Bridge Medical, which is headquartered in the San Diego area and privately held, anticipates revenues of approximately $25 million in calendar year 2003. The transaction is expected to close by the end of calendar year 2002.

         "We are extremely excited about Bridge's market-leading, proven patient safety technology," said R. David Yost, AmerisourceBergen's Chief Executive Officer. "Hospitals and other medical facilities are already using this technology to increase medication accuracy and improve operating efficiency. Our customers and suppliers need unique, tailored solutions for delivering pharmaceuticals, and this acquisition is one more example of our commitment to enhance our offerings in the pharmaceutical supply channel."

         "Combining Bridge's patient safety technology with AmerisourceBergen's high service distribution capability, the in-pharmacy barcode application capability of our recently acquired AutoMed operation, and the packaging options of our American Health Packaging unit provides the kind of pharmaceutical management solutions our customers are seeking," said Kurt J. Hilzinger,

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AmerisourceBergen's President and Chief Operating Officer. "We now have the most comprehensive service offering in the industry with which to address the challenges of staffing shortages, medication errors and rising costs in today's healthcare environment."

          "Joining AmerisourceBergen gives us the platform and resources to rapidly expand this business," said John B. Grotting, Bridge's President and Chief Executive Officer. "With the demand for improvements in patient medication safety continuing to grow, we are very excited about the market opportunities in long-term care and acute care facilities that are ahead for us as part of AmerisourceBergen."

          Developed for hospitals and other patient care facilities, Bridge's two primary products are MedPoint(TM) and InfoPoint(TM). First introduced in 1999, MedPoint is the only BPOC system to combine both medication and blood product administration verification with laboratory specimen identification. This patient safety product helps hospitals and health systems increase efficiency and eliminate medication errors related to pharmaceutical and blood transfusion administration and laboratory specimen tracking.

          MedPoint goes beyond the basic "five rights" of medication monitoring (right patient, right drug, right dose, right time and right route of administration) to also include features such as allergy alerts, look-alike and sounds-alike alerts, and high risk medication warnings.

          Bridge's newest product, InfoPoint, is a data warehouse system that allows clinicians and administrators to combine clinical and financial data to improve patient outcomes and reduce costs. It integrates both clinical and financial data into a single repository, giving hospitals unique views of both prospective and retrospective patient and medication use data that can be applied to therapeutic guideline compliance monitoring.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital systems/acute care market, alternate care and mail order facilities, independent community pharmacies, and regional chain pharmacies. The Company is also a leader in the institutional pharmacy marketplace. With more than $40 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people serving over 25,000 customers. For more information got to www.amerisourcebergen.com.

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About Bridge Medical

Founded in 1996, Bridge Medical, Inc., is headquartered in Solana Beach, California. The company provides robust, affordable, easy-to-use technology-based patient safety solutions, including its market-leading MedPoint(TM) and InfoPoint(TM) software. A pioneer in the use of bar code technology in healthcare, Bridge has been honored for its patient safety solutions and educational initiatives. For info, visit www.bridgemedical.com.

Forward-Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the businesses of AmeriSource and Bergen Brunswig will not be integrated successfully; failure to obtain and retain expected synergies; and other economic, business, competitive and/or regulatory factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2001, its Quarterly Reports on Form 10-Q for fiscal 2002, and the joint proxy statement-prospectus for the merger filed on August 1, 2001.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.